Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-260573) on Form S-8 of RenovoRx, Inc. of our report dated March 29, 2022, relating to the financial statements of RenovoRx, Inc., appearing in this Annual Report on Form 10-K of RenovoRx, Inc. for the year ended December 31, 2021.

/s/ BAKER TILLY US, LLP

Campbell, California

March 29, 2022